Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Amendment to Revolving Credit Facility: Increased Facility Size, Extended Maturity, Improved Pricing, and Asset Coverage Update
Increases Credit Facility Commitments to $270 million

Dallas, Texas - December 21, 2018 - Capital Southwest Corporation (“Capital Southwest” or the “Company”) (Nasdaq: “CSWC”), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced it has reached an agreement to amend and restate its Senior Secured Revolving Credit Facility (the “Credit Facility”). The financing was led by ING Capital LLC.

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Total commitments under the Credit Facility increased by $60 million, from $210 million to an aggregate total of $270 million at close, provided by a diversified group of nine lenders. The amendment includes an expansion of the accordion feature to $350 million to accommodate future growth of the Company. As of quarter end September 30, 2018, the Company had $127 million outstanding on the Credit Facility.

•	The Credit Facility's revolving period was extended from November 16, 2020 to December 21, 2022 and the final maturity was extended from November 16, 2021 to December 21, 2023.

•	The pricing on the Credit Facility was reduced from LIBOR plus 3.00% to LIBOR plus 2.50%, subject to certain conditions as outlined in the amended and restated credit agreement.

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The Credit Facility amendment reduces the minimum asset coverage with respect to senior securities representing indebtedness from 200% to 150% after the date on which such minimum asset coverage is permitted to be reduced by the Company under applicable law.

Michael Sarner, Chief Financial Officer, commented, “We are extremely pleased with the outcome of our amendment negotiations with our bank group. The resulting amendment provides a credit facility offering both flexibility and competitive pricing which enhances our ability to grow the investment portfolio and continue to deliver attractive risk adjusted returns and sustainable dividends for our shareholders. We achieved flexibility on the asset coverage ratio, allowing us to increase our target leverage to a more appropriate level given our focus on 1st lien investments, while being mindful of our Board of Directors policy of a 166% asset coverage ratio, or 1.5-to-1 debt-to-equity limitation. We were also able to meaningfully reduce our cost of capital, which all things equal, allows us to take less risk at the asset level. Finally, we were able to significantly grow commitments and extend the maturity of the facility, which improves our capital flexibility going forward. We are truly appreciative of our partnership with ING and the participant bank group in closing this important amendment for Capital Southwest.”

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $308 million in net assets as of September 30, 2018. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

About ING Capital LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE:ING), a global financial institution of Dutch origin. The purpose of ING Bank is empowering people to stay a step ahead in life and in business. ING Bank’s more than 51,000 employees offer retail and wholesale banking services to customers in over 40 countries. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the investment industry, including Business Development Companies.

Forward-Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contacts:
Michael S. Sarner, Chief Financial Officer
214-884-3829